Consent of Independent Auditors

We consent to the use of our report dated January 26, 1998 (except for Note 1, as to which the date is June 29, 1998), in this Form 10-K/A which amends the Annual Report on Form 10-K of Commerce Bancorp, Inc. and Subsidiaries for the year ended December 31, 1997, with respect to the consolidated financial statements as amended.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
October 27, 1998